UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2018 (August 21, 2018)

WILLSCOT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37552	82-3430194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 S. Bond Street, #600

Baltimore, Maryland 21231

(Address, including zip code, of principal executive offices)

(410) 931-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01                                           Other Events

Margin Loan

Sapphire Holding S.a r.l. (“Sapphire”), the principal stockholder of WillScot Corporation (the “Company”), informed us that on August 22, 2018, Sapphire entered into a margin loan agreement (the “Loan Agreement”) with Barclays Bank PLC, as administrative agent, calculation agent and lender, and Citibank, N.A., as lender (together, the “Lenders”). To secure $125.0 million of borrowings under the Loan Agreement, Sapphire pledged all 49,041,906 shares of our Class A Common Stock, par value $0.0001 per share (“Common Stock”), that it owns (the “Pledged Shares”), and any shares of Common Stock that Sapphire may acquire upon conversion of its common shares of Williams Scotsman Holding Corp. pursuant to an exchange agreement. Borrowings under the Loan Agreement represent a loan-to-value ratio of approximately 15.8%, based on the closing price ($16.15) of our Common Stock on the Nasdaq Capital Market on August 22, 2018, and the Pledged Shares represent approximately 52.3% of our Common Stock outstanding as of August 22, 2018. The loan will mature on August 23, 2020.

We are not a party to the Loan Agreement and we have no obligations thereunder, but we have delivered an issuer agreement to the Lenders pursuant to which we have, among other things, agreed to certain obligations relating to the Pledged Shares and, subject to applicable law and stock exchange rules, agreed not to take any actions that are intended to materially hinder or delay the exercise of any remedies with respect to the Pledged Shares.

The Company has been informed by Sapphire that the Loan Agreement contains customary default provisions. In the event of a default under the Loan Agreement by Sapphire, the Lenders and their affiliates and assignees may foreclose upon any and all Pledged Shares.

Earnout Arrangement

On August 21, 2018, Double Eagle Acquisition LLC (“DEAL”), Harry E. Sloan (“Sloan” and together with DEAL, the “Founder Group”) and Sapphire jointly submitted written instructions to Continental Stock Transfer & Trust Company, as escrow agent and transfer agent of the Company (the “Escrow Agent”), to effectuate the following transactions: (i) the release of the remaining shares of Common Stock held in escrow pursuant to that certain Escrow Agreement dated November 29, 2017 (“Escrow Agreement”) by and among the Founder Group, Sapphire, the Company, and the Escrow Agent; (ii) the release from lock-up of the warrants to purchase shares of Common Stock held by the Founder Group and subject to lock-up pursuant to that certain Earnout Agreement dated November 29, 2017 (the “Earnout Agreement”) by and among the Founder Group, Sapphire and the Company; and (iii) transfer to Sapphire by the Founder Group of one-third of the warrants released from lock-up, with the remainder retained by the Founder Group. The release of Common Stock from escrow, termination of the lock-up restrictions pertaining to the warrants and the subsequent transfer of a portion of such warrants to Sapphire were respectively triggered by the occurrence of certain events under the terms of the Earnout Agreement, in amounts mutually agreed to by the parties thereto.  The shares of Common Stock released to Sapphire comprise a portion of the Pledged Shares under the margin loan described above.

As a result of the depletion of all shares of Common Stock from escrow and termination of the lock-up period thereunder, the Earnout Agreement has automatically terminated in accordance with its terms and, upon termination of the Earnout Agreement, the Escrow Agreement also terminated in accordance with its terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WillScot Corporation

	By:	/s/ Bradley Bacon
Dated: August 23, 2018		Name:	Bradley Bacon
		Title:	Vice President, General Counsel & Corporate Secretary